Exhibit 99.1

For More Information:
Jzaneen Lalani Vice President, Legal Affairs (201) 802-7249	Laura Perry Stern Investor Relations, Inc. (212) 362-1200

Memory Pharmaceuticals Announces Preliminary Results from Safety and Tolerability Study for MEM
1003 in Alzheimer’s Patients
-MEM 1003 Safe and Generally Well Tolerated-
-Company to Host Conference Call Today at 9:00 a.m. EST-

Montvale, NJ – December 20, 2005 — Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced preliminary results from its Phase 1b U.S. safety and tolerability study of MEM 1003 in Alzheimer’s disease patients. In this study, MEM 1003 was safe and generally well-tolerated at the dose ranges tested. In addition, the results demonstrated that MEM 1003 is cognitively safe in patients with Alzheimer’s disease.

“We were pleased to have achieved the main objective of this study, which confirmed our expectations of the safety profile of MEM 1003. Together with previous clinical and preclinical data, our findings provide a solid rationale for continued development of MEM 1003 as a potential treatment for Alzheimer’s disease,” stated David A. Lowe, Ph.D., Chief Scientific Officer. “We are committed to advancing this program, and the objective of our ongoing Phase 2a clinical trial of MEM 1003 is to evaluate the efficacy of this drug candidate in Alzheimer’s disease.”

The safety and tolerability study was conducted under a U.S. Investigational New Drug Application. The study consisted of two segments, a double-blind dose escalation segment and a double-blind multiple dose treatment segment. In the first segment of the study MEM 1003 or placebo was administered to 49 patients two times on one day. Patients in this segment of the study were treated at escalating doses of MEM 1003 that reached 120 milligrams per dose two times per day. In the double-blind multiple dose treatment segment, 32 patients received 120 milligrams of MEM 1003 or placebo twice daily for a period of ten days. Vital signs such as heart rate, diastolic and systolic blood pressure both supine and standing were measured at various times during each segment of the study. During the second segment, cognitive function was measured using the Cognitive Drug Research (CDR) battery and the Alzheimer’s Disease Assessment Scale – cognitive subscale (ADAS-cog).

MEM 1003 was safe and generally well tolerated up to and including a dose of 120 milligrams two times per day by the patients in the double-blind dose escalation segment of this study. MEM 1003 was also safe and generally well tolerated by the patients in the double-blind, multiple dose, 10-day treatment segment. Headache was the most commonly reported adverse event overall. There were no obvious trends in clinical laboratory safety tests, vital signs or electrocardiogram parameters following treatment with MEM 1003. The results also indicated that 10 days of exposure to MEM 1003 did not result in a statistically significant increase or decrease in cognition. On the basis of the safe profile demonstrated in this safety and tolerability study, Memory Pharmaceuticals initiated a Phase 2a study with MEM 1003 in Alzheimer’s disease in November 2005.

MEM 1003 is a neuronal L-type calcium channel modulator that may have applications in Alzheimer’s disease and other diseases associated with cognitive impairment. By blocking L-type calcium channels, MEM 1003 may regulate the flow of calcium and reestablish normal levels of calcium, thereby enhancing cognition and reducing the progression of Alzheimer’s disease.

Conference Call & Webcast

Memory Pharmaceuticals will hold a conference call today at 9:00 a.m. EST to discuss the top-line results from the Phase 1b safety and tolerability study of MEM 1003 in Alzheimer’s disease. The conference call will also be broadcast live from the “Investors” section of the Company’s website.

Jim Sulat, President and Chief Executive Officer, and Dr. David Lowe, Chief Scientific Officer, will host the conference call.

Investors and other interested parties may access the call as follows:

Date:	Tuesday, December 20, 2005
Time:	9:00 a.m. EST
Telephone (U.S.):	800-638-5495

Telephone (international): 617-614-3946
Participant Passcode:	10758595
Webcast:	http://www.memorypharma.com under the
"Investors" section

An audio replay of the conference call will be available from 11:00 a.m. EST on Tuesday, December 20, 2005, until Tuesday, December 27, 2005. To access the replay, please dial 888-286-8010 (U.S.) or 617-801-6888 (international) and enter passcode number 31705394. An audio replay of the conference call will also be available under the “Investors” section of the Company’s website during the same period.

About the Company
Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer’s disease, schizophrenia, depression, vascular dementia, mild cognitive impairment, Parkinson’s disease and memory impairments associated with aging. For additional information, please visit our website at http://www.memorypharma.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or Memory Pharmaceuticals’ prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: Memory Pharmaceuticals’ ability to enter into and maintain collaborations with third parties for its drug development programs; Memory Pharmaceuticals’ dependence on its collaborations and its license relationship with Bayer; conducting preclinical and clinical trials of Memory Pharmaceuticals’ drug candidates that demonstrate these candidates’ safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize Memory Pharmaceuticals’ drug candidates; achieving milestones under Memory Pharmaceuticals’ collaborations; obtaining additional financing to support Memory Pharmaceuticals’ R&D and clinical activities and operations; Memory Pharmaceuticals’ dependence on third- party preclinical or clinical research organizations, manufacturers and consultants; and protecting the intellectual property developed by or licensed to Memory Pharmaceuticals. These and other risks are described in greater detail in Memory Pharmaceuticals’ filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Memory Pharmaceuticals disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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